Exhibit (a)(1)

ARTICLES OF INCORPORATION
OF
VII PEAKS-KBR CO-OPTIVIST INCOME BDC II, INC.

ARTICLE I

INCORPORATOR

The undersigned, Gurpreet S. Chandhoke, whose address is 255 Shoreline Drive, Suite 428, Redwood City, California 94065, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation is VII Peaks-KBR Co-Optivist Income BDC II, Inc. (the “Corporation”).

ARTICLE III

PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE IV

RESIDENT AGENT AND PRINCIPAL OFFICE

The name of the resident agent of the Corporation in Maryland is CSC-Lawyers Incorporating Service Company whose address is 7 St. Paul Street, Suite 1660, Baltimore Maryland 21202 .  The street address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

ARTICLE V

SHARES

The Corporation has authority to issue 250,000,000 shares of common stock at $0.001 par value per share.

ARTICLE VI

DIRECTORS

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation initially shall be one, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law.  The name of the director who shall serve until the first meeting and until his successor is duly elected and qualified is Gurpreet S. Chandhoke.

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IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 2nd day of August, 2011.

SIGNATURE OF INCORPORATOR:

/s/ Gurpreet S. Chandhoke
Gurpreet S. Chandhoke